Exhibit 10.7
3Com Corporation
Section 16 Officer Severance Plan
Plan Document and Summary Plan Description
Amended and Restated Effective January 15, 2009
This Plan Document and Summary Plan Description (“Summary Plan Description”) is for all employees of 3Com Corporation (“3Com” or the “Company”) who are eligible under the terms of the 3Com Section 16 Officer Severance Plan (the “Section 16 Plan”). All rights to participate in and receive benefits from the Section 16 Plan are governed solely by the terms and conditions of this Summary Plan Description. This Summary Plan Description supercedes and replaces all prior plan documents and summary plan descriptions governing the Section 16 Plan. Severance benefits provided under the Section 16 Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent permissible under Code Section 409A and regulations issued thereunder. To the extent severance benefits do not qualify for exemption from Code Section 409A, the Plan is intended to comply with Code Section 409A and guidance issued thereunder.
I. EFFECTIVE DATE
The Section 16 Plan is hereby amended and restated effective January 15, 2009 or such earlier date as required to comply with Code Section 409A and guidance issued thereunder.
II. ELIGIBILITY TO PARTICIPATE
Participation in the Section 16 Plan is restricted to employees of 3Com and its U.S. affiliates who are actively employed and are paid through the Company’s or its U.S. affiliate’s payroll, who have been designated by the Company, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Officers”).
III. ELIGIBILITY TO RECEIVE BENEFITS
Officers who are employed by the Company are eligible to receive benefits upon the termination of their employment with 3Com under following circumstances: (a) an involuntary termination without Cause; or (b) a Voluntary Termination for Good Reason. The receipt of benefits under the Section 16 Plan will be conditioned upon the Officer’s execution of and compliance with an agreement (the “Release Agreement”) including, but not limited to, (i) a release of claims against the Company, its affiliates and representatives; (ii) a non-solicitation provision prohibiting the Officer’s solicitation of any Company employee, business opportunity, client, customer, account, distributor or vendor for a period of one (1) year following the Termination Date; and (iii) a non-competition provision prohibiting the Officer from directly or indirectly engaging in, participating in or having a material ownership interest in a business in competition with the Company. The form and language of the Release Agreement shall be determined by the Company in its sole discretion. If the Release Agreement has not been executed and/or the revocation period stated in the Release Agreement has not expired by the sixtieth (60th) day following the Termination Date, severance benefits shall be forfeited. The Release Agreement shall be furnished to the Officer in sufficient time to enable the Officer to comply with the preceding sentence, taking into account the period of time that the Officer must be given to consider the terms of the Release Agreement under any applicable law.

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

IV. BENEFITS
Provided that the Officer has executed a valid Release Agreement and the applicable revocation period has expired by the sixtieth (60th) day following the Termination Date, an Officer who is eligible to receive benefits under the Section 16 Plan will be entitled to receive the following:
     A. Severance Amounts.
     1. One (1) year of the Officer’s annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings, with payment commencing within sixty-five (65) days after the Officer’s Termination Date in substantially equal installments corresponding to the Company’s normal payroll practices and continuing for a period of twelve (12) months. Each payment shall be considered a separate payment and not part of a series of installments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are exempt from the requirements of Code Section 409A:
     (i) payments that are made by the fifteenth (15th) day of the third month of the calendar year following the year of the Officer’s Termination Date, and
     (ii) any additional payments that are made on or before the last day of the second (2nd) calendar year following the year of the Officer’s Termination Date and that do not exceed the lesser of two (2) times: (A) the Officer’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Officer’s taxable year that precedes the taxable year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Officer’s employment had not terminated); or (B) the limit under Code Section 401(a)(17) then in effect.
     Notwithstanding the preceding provisions, to the extent that the payments to be made during the first six (6) month period following the Officer’s Termination Date exceed the amounts exempt from Code Section 409A under this paragraph, such payments shall be paid in a single lump sum on the first (1st) day following the six (6) month anniversary of the Officer’s Termination Date; and
     2. A pro-rated amount of the Officer’s earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company’s actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

between the beginning of the applicable bonus period to the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period, to be paid within the first fiscal quarter following the end of the applicable bonus period but, in any event, by the later of (i) the date that is 2 1/2 months from the end of the Officer’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2 1/2 months from the end of the Company’s tax year in which the amount is no longer subject to a substantial risk of forfeiture.
     B. Health, Dental & Vision Benefits. Continuation of coverage under the Company’s health, dental, and vision insurance plans (“Health Care Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the same level of coverage as was provided to and elected by the Officer as of the Termination Date. If the Officer timely and properly elects to continue coverage under the Company’s Health Care Plans in accordance with COBRA, the Company shall continue to pay the Company-paid portion of the premiums for the Officer’s elected coverage under the Health Care Plans until the earlier of: (i) one (1) year from the Termination Date, or (ii) the date upon which the Officer becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). Such benefit is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The Officer will remain obligated to pay the unsubsidized portion of the applicable premium(s) in order to continue Company-sponsored coverage. The Company-paid portion of any premium(s) is subject to change at the Company’s discretion. To be eligible for continuation of coverage under the Health Care Plans, an Officer must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the “qualifying event” for the Officer and his/her covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the one (1) year period, the Officer will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.
     C. Life Insurance. Conversion of the Officer’s basic term life insurance in effect immediately prior to the Termination Date to continue coverage until the earlier of (i) one (1) year from the Termination Date, or (ii) the date upon which the Officer becomes eligible for coverage under another employer’s life insurance plan.
     D. Equity Compensation.
          1. Six (6) months of accelerated vesting of outstanding stock options, restricted stock, stock appreciation rights, and restricted stock units issued to the Officer that are subject to time-based vesting. The accelerated vesting provided for herein will be effective as of the Termination Date, with transfer of shares, payment of cash, or removal of restrictions on shares, whichever applicable, occurring as soon as practicable, but in no event later than the sixtieth (60th) day following the Officer’s Termination Date. Notwithstanding the foregoing, if the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and as applied according to procedures of the Company) and the award is

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

subject to Code Section 409A, transfer of shares shall occur on the first market day following the six (6) month anniversary of the Employee’s termination of employment;
          2. Extension of the exercise period for vested stock options issued to the Officer to the earlier of: (i) one hundred and sixty-five (165) calendar days from the Termination Date; or (ii) the original term of the stock option grant.
All other compensation (including, without limitation, salary, bonuses and commissions) and employee benefits (including, without limitation, short-term and long-term disability insurance, Paid Time Off accrual, and vesting of equity compensation) will cease on the Officer’s Termination Date. Payments under the Section 16 Plan will not be subject to 401(k) or Employee Stock Purchase Plan deductions. Except as provided herein, all equity compensation grants are subject to the terms and conditions of the applicable plan document(s).
V. DEFINITIONS
     A. “Cause” shall mean (i) an act of theft, embezzlement or intentional dishonesty by the Officer in connection with his/her employment; (ii) the Officer being convicted of a felony, (iii) a willful act by the Officer which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Officer of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Officer has not substantially performed his/her duties, continued violation(s) of the Officer’s obligations to the Company which are demonstrably willful and deliberate on the Officer’s part.
     B. “Termination Date” shall mean the Officer’s last date of employment with 3Com Corporation or, if later, the date on which the Officer incurs a separation from service with 3Com Corporation as defined in Treasury Regulation Section 1.409A-1(h).
     C. “Voluntary Termination for Good Reason” shall mean the Officer’s voluntary resignation following the initial existence of one or more of the following conditions arising without the consent of the Officer:
     1. a material diminution in the Officer’s base compensation;
     2. a material diminution in the Officer’s authority, duties, or responsibilities;
     3. a material change in the geographic location at which the Officer must perform services; or
     4. any other action or inaction that constitutes a material breach by the Company of the agreement, if any, under which the Officer provides services.
     Notwithstanding the forgoing, no such condition described herein shall constitute a Voluntary Termination for Good Reason unless (i) the Officer has given written notice to the Company specifying the condition relied upon for such termination within ninety (90) days of the initial existence of the condition and

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

the Company has been given thirty (30) days to remedy the condition and has not done so within such thirty (30) days and (ii) the Officer’s Termination Date occurs within six (6) months of the initial existence of one or more of the conditions specified.
VI. FUNDING
Benefits provided pursuant to the Section 16 Plan shall be paid solely out of 3Com’s general assets. 3Com shall not be required to fund or otherwise provide for the payment of benefits provided hereunder in any other manner.
VII. CLAIMS AND REVIEW PROCEDURES
If an Officer believes that he/she is entitled to a benefit under the Section 16 Plan, or a benefit in an amount greater than he/she has received, the Officer may file a claim by writing to the Section 16 Plan Administrator. The Section 16 Plan Administrator is the named fiduciary that has the discretionary power and authority to act with respect to any appeal from a denial of a claim for benefits under the Section 16 Plan by performing a full and fair review of the denial, and such actions shall be final and binding on all persons. Benefits under the Section 16 Plan shall be payable only if the Section 16 Plan Administrator determines, in its sole discretion, that an eligible Officer is entitled to them. Any claim must be filed no later than forty-five (45) days after the Officer’s Termination Date.
     A. Initial Claim. The Section 16 Plan Administrator will notify the Officer in writing within ninety (90) days (or 180 days if special circumstances require an extension of time for processing the claim) of receipt of the claim as to whether the claim is granted or denied. Note that if an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice of the extension (including the circumstances requiring extension and date by which a decision is expected to be rendered) before the initial ninety (90) day period expires. If the claim is denied, the Officer will be given (1) specific reasons for the denial, (2) specific reference to the Section 16 Plan provision(s) on which the denial is based, (3) a description of any information or material necessary to support the claim and an explanation of why such information or material is necessary, (4) an explanation of the Section 16 Plan’s claim appeal procedure (including a statement of the Officer’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) following a denial of the claim upon appeal), and (5) a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim.
     B. Appeals. If the claim is denied, the Officer has sixty (60) days after notice of the denial to file a written appeal with the Section 16 Plan Administrator. During the review process, the Officer has the right to submit written comments, documents, records, and other information relating to the claim for benefits, which will be considered without regard to whether such items were considered in the initial benefit determination. Also, the Officer may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim for benefits.

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

     The Section 16 Plan Administrator will notify the Officer in writing within sixty (60) days (or 120 days if special circumstances require an extension of time for processing the appeal) of receipt of the appeal as to its decision on review, unless the Section 16 Plan Administrator determines that special circumstances exist requiring an extension of time. If the Section 16 Plan Administrator determines that an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice (including the circumstances requiring the extension and date by which a decision is expected to be rendered) before the initial sixty (60) day period expires.
     If the Section 16 Plan Administrator denies the appeal, it will provide a written denial of the claim upon appeal. The written denial shall include the specific reason or reasons for the denial, specific references to the Section 16 Plan provisions on which the denial is based, a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined in Department of Labor regulation section 2560.503-1(m)) to the claim, and a statement of the Officer’s right to bring an action under Section 502(a) of ERISA.
     All determinations, interpretations, rules, and decisions of the Section 16 Plan Administrator or its delegate shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Section 16 Plan and shall be given deference in any judicial or other proceeding.
     C. Exhaustion of Claims Procedures. In no event shall an Officer or any other person be entitled to challenge a decision of the Section 16 Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been fully complied with and exhausted.
VIII. ADMINISTRATION
The Section 16 Plan Administrator administers the Section 16 Plan. The Section 16 Plan Administrator is exclusively authorized to interpret the provisions of this Summary Plan Description. The Section 16 Plan Administrator’s interpretation and/or application of any term or provision of the Section 16 Plan shall be final and binding. The Section 16 Plan Administrator shall have full and unfettered authority and responsibility for administration of the Section 16 Plan, including the discretionary authority to determine eligibility for benefits and amounts of benefit entitlements and to interpret the terms of the Section 16 Plan.
IX. AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Section 16 Plan at any time, with or without notice. All material changes to the Section 16 Plan must be approved by the 3Com Corporation Board of Directors (the “Board”) or the Compensation Committee of the Board.
Information Required By ERISA:
Plan Name

3Com Section 16 Officer Severance Plan
Plan Sponsor

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

3Com Corporation
350 Campus Drive
Marlborough, MA 01752-3064
Plan Administrator
The Section 16 Plan Administrator shall be the Compensation Committee of the Board. Communications with the Section 16 Plan Administrator must be in writing and addressed to:
Senior Vice President, Human Resources
3Com Corporation
350 Campus Drive
Marlborough, MA 01752-3064
Type of Plan
The Section 16 Plan is a welfare plan providing for severance benefits.
Employer Identification Number
The 3Com Employer Identification Number is 94-2605794. When writing about the Section 16 Plan, an Officer should include this number.
Plan Number
For the purpose of identification, 3Com has assigned the Section 16 Plan the number 517. All communications concerning the Section 16 Plan should include this reference number.
Service of Legal Process
Service of legal process may be made on the Section 16 Plan Administrator at the address above.
X. ENTIRE PLAN; AMENDMENTS
This Summary Plan Description contains all the terms, conditions and benefits relating to the Section 16 Plan. No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Section 16 Plan, other than by means of an authorized written amendment to the Section 16 Plan approved by the Section 16 Plan Administrator. No oral or written representations contrary to the terms of the Section 16 Plan and its written amendments shall be binding upon the Section 16 Plan, the Section 16 Plan Administrator or the Company.
XI. NO CONTRACT OF EMPLOYMENT
Nothing herein is intended to or shall be considered a contract of employment or for any period of employment or a guarantee of future employment with the Company.
XII. NO ASSIGNMENT OF RIGHTS
No eligible Officer shall have the right to assign, delegate or otherwise transfer, either in full or in part, any of his/her rights or obligations under the Section 16 Plan and any such assignment, delegation or other such transfer shall be void.

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

XIII. APPLICABLE LAW; VENUE
Except where preempted by ERISA, the Section 16 Plan shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules. All legal actions arising under or relating to the Section 16 Plan shall be subject to the jurisdiction and venue of the United States District Court for the District of Massachusetts sitting in Boston, Massachusetts.
XIV. ERISA RIGHTS
If you are an eligible Officer who is a participant in the Section 16 Plan, you are entitled to certain rights and protections under ERISA.
Receive Information About Your Plan and Benefits. ERISA provides that you are entitled to:
(1)	Examine, without charge, at the office of the Section 16 Plan Administrator or its delegate all Section 16 Plan documents, including copies of any documents filed by the Section 16 Plan with the U.S. Department of Labor, such as Section 16 Plan descriptions.

(2)	Obtain copies of all Section 16 Plan documents and other Section 16 Plan information upon written request to the Section 16 Plan Administrator. The Section 16 Plan Administrator may impose a reasonable charge for the copies.

(3)	Receive a copy of the Section 16 Plan’s financial report, if any. The Section 16 Plan Administrator may be required by law to furnish each participant with a copy of the summary annual report.
Prudent Actions By Fiduciaries. In addition to creating rights for the Section 16 Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Section 16 Plan. The people who operate the Section 16 Plan, called “fiduciaries” of the Section 16 Plan, have a duty to do so prudently and in the interest of you and other Section 16 Plan participants and beneficiaries.
No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Enforce Your Rights. If your claim for any Section 16 Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Section 16 Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Section 16 Plan Administrator to provide the materials and pay you up to $110 a day until you receive the

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09

materials, unless the materials were not sent because of reasons beyond the control of the Section 16 Plan Administrator.
If you have a claim for a benefit that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Section 16 Plan fiduciaries misuse the Section 16 Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions. If you have questions about the statements made in this summary or your rights under ERISA, you should contact the Section 16 Plan Administrator or the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, Washington, D.C. 20210.

3Com Corporation Section 16 Officer Severance Plan	Last updated 1/15/09